UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2008 (October 14, 2008)

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 High Street, 30th Floor, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 517-3252

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2008, Stream Global Services, Inc. (the “Company”) announced that Stephen C. Farrell has been appointed as Executive Vice President and Chief Financial Officer, replacing R. Scott Murray, the Company’s Chief Executive Officer, who was serving as the Company’s interim Chief Financial Officer, effective October 28, 2008.

Mr. Farrell, age 43, joins the Company from PolyMedica Corporation where he served as President until PolyMedica was acquired by Medco Health Solutions. During his eight year tenure at PolyMedica, Mr. Farrell served in various positions, including President, Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, and Treasurer. Earlier in his career, Mr. Farrell served as Senior Manager at PricewaterhouseCoopers LLP. Mr. Farrell serves on the board of directors of Questcor Pharmaceuticals, Inc., a pharmaceutical company. Mr. Farrell holds an A.B. from Harvard University, and an M.B.A. from the University of Virginia. Mr. Farrell is also a certified public accountant.

In connection with his appointment, Mr. Farrell signed an employment agreement which sets forth the terms of Mr. Farrell’s employment (the “Employment Agreement”). The Employment Agreement becomes effective on October 28, 2008. Under the Employment Agreement, Mr. Farrell shall serve as Executive Vice President and Chief Financial Officer. Initially, his salary will be $350,000 per annum. Mr. Farrell will be eligible for an annual bonus, based on achievement of the annual budgeted earnings before interest, taxes, depreciation and amortization and as adjusted for acquisition, divestitures, one-time charges, non-cash foreign currency gains and losses, transaction-related costs, restructuring charges, stock compensation charges and other similar items (“Adjusted EBITDA”). For fiscal 2009, Mr. Farrell’s target for earning a bonus at a level equal to 100% of his base salary shall be $60 million of Adjusted EBITDA. No bonus shall be paid if the Company achieves less than 90% of its target Adjusted EBITDA for the applicable year. If the employment of Mr. Farrell terminates by reason of the Company’s election not to renew the Employment Agreement, by Mr. Farrell for Good Reason (as defined in the Employment Agreement), by the Company without Cause (as defined in the Employment Agreement) or by reason of his death or disability, the Company shall pay to Mr. Farrell, over a one-year period, an aggregate amount equal to his then base salary. In addition, any then outstanding unvested equity awards held by Mr. Farrell would be accelerated by 12 months. If any such termination occurs within 24 months after a Change in Control (as defined in the Employment Agreement), all then outstanding unvested awards held by Mr. Farrell would be accelerated and the Company shall pay to Mr. Farrell an amount equal to 1.5 times his annual base salary.

The Employment Agreement contains provisions prohibiting Mr. Farrell from competing with the business of the Company for a period of 12 months after the termination of his employment in the event he receives certain severance related payments.

In connection with the Employment Agreement, Mr. Farrell will be granted options to purchase 275,000 shares of the Company’s common stock pursuant to the Company’s stock incentive plan. Such options will vest over every 6 months in equal installments over five years, subject to acceleration upon the Company’s achievement of certain earnings before interest, taxes, depreciation and amortization (EBITDA) objectives.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: October 15, 2008	By:	/s/ R. Scott Murray
	Name:	R. Scott Murray
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement entered into on October 14, 2008 between the Company and Stephen C. Farrell